November 5, 2009


First Trust Exchange-Traded Fund II
120 East Liberty Drive
Wheaton, Illinois 60187

Ladies and Gentlemen:

         This letter amends and restates that certain letter dated January 28, 2009. It is hereby acknowledged that First
Trust Advisors L.P. ("First Trust") serves as the investment advisor of each series of First Trust Exchange-Traded Fund II
(the "Trust"). The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), comprised of various exchange-traded funds (each, a "Fund," and, collectively, the "Funds") set forth on Exhibit A attached hereto, which may be amended from time to time.

         It is further acknowledged that First Trust and the Trust, on behalf of the Funds, have entered into the Expense
Reimbursement, Fee Waiver and Recovery Agreement (the
"Agreement") whereby First Trust has agreed to waive management fees payable to it by a Fund and reimburse a Fund for other expenses borne by such Fund in order to prevent a Fund's Expense
Ratio from exceeding a particular Expense Cap for the Expense Cap
Term; provided, however, that First Trust has the right to seek restitution of any fees waived and expenses reimbursed within three years to the extent that such restitution would not cause a Fund to exceed the current Expense Cap. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Agreement.

         The purpose of this letter agreement is to agree and acknowledge that the expense cap term shall be extended to the date set forth on Exhibit A attached hereto for each Fund, subject to approval by the Trust's Board of Trustees.


                          Very Truly Yours,

                          FIRST TRUST ADVISORS L.P.


                          /s/ James A. Bowen
                          ___________________________________
                          James A. Bowen
                          President



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AGREED AND ACKNOWLEDGED:
-----------------------


FIRST TRUST EXCHANGE-TRADED FUND II


/s/ James A. Bowen
____________________________________________
James A. Bowen
President





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                            EXHIBIT A


FIRST TRUST EXCHANGE-TRADED  FUND II

FUNDS                                                                         DATE

First Trust Dow Jones STOXX(R) European Select Dividend Index Fund            January 30, 2010
First Trust FTSE EPRA/NAREIT Global Real Estate Index Fund                    January 30, 2010
First Trust Dow Jones Global Select Dividend Index Fund                       January 30, 2010
First Trust Europe Select AlphaDEX(TM) Fund                                   January 30, 2010
First Trust Japan Select AlphaDEX(TM) Fund                                    January 30, 2010
First Trust Global IPO Index Fund                                             January 30, 2010
First Trust ISE Global Wind Energy Index Fund                                 June 13, 2010
First Trust ISE Global Engineering and Construction Index Fund                October 15, 2010
First Trust NASDAQ(R) Clean Edge(R) Smart Grid Infrastructure Index Fund      November 9, 2011